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                          September 11, 2023

       Peter Cannito
       President, Chief Executive Officer and Chairman
       Redwire Corp
       8226 Philips Highway, Suite 101
       Jacksonville, Florida 32256

                                                        Re: Redwire Corp
                                                            Registration
Statement on Form S-3
                                                            Filed September 6,
2023
                                                            File No. 333-274375

       Dear Peter Cannito:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Erin
Donahue at 202-551-6063 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Manufacturing